Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Prospectus dated April 13, 2023, Prospectus Supplement dated April 13, 2023, Product Supplement No. EQUITY MLI-1 dated August 6, 2024 and
Prospectus Addendum dated June 3, 2024)

300,000 Units $10 principal amount per unit CUSIP No. 480921626	Pricing Date Settlement Date Maturity Date	May 16, 2025 May 23, 2025 May 26, 2026

JPMorgan Chase Financial Company LLC

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc.

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

▪      Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Class A common stock of Coinbase Global, Inc. (the “Market Measure”) on the applicable quarterly Coupon Observation Date is greater than or equal to 50% of the Starting Value.

▪      The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be $0.45625 per unit, equal to a rate of 18.25% per annum.

▪      Automatically callable if the Observation Value of the Market Measure on any quarterly Call Observation Date, beginning approximately three months after the pricing date, is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

▪      If not called, a maturity of approximately one year.

▪      If not called, at maturity, if the price of the Market Measure is greater than or equal to 50% of its Starting Value, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk.

▪      All payments are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

▪      Investors in the notes should be willing to forgo dividend and interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.00.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” on page PS-6 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The estimated value of the notes, when the terms of the notes were set, was $9.54 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “The Estimated Value of the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$2,985,000.00
Underwriting discount(1)(2)	$ 0.125 $ 0.05	$22,500.00 $15,000.00
Proceeds, before expenses, to JPMorgan Financial	$ 9.825	$2,947,500.00
(1)	The public offering price and the underwriting discount for an aggregate of 300,000 units purchased by an individual investor or in combined transactions with the investor’s household of 300,000 units or more is $9.950 per unit and $0.075 per unit, respectively. See “Supplement to the Plan of Distribution” below.
(2)	The underwriting discount reflects a sales commission of $0.125 per unit ($0.075 per unit in the case of sales pursuant to footnote 1 above) and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

May 16, 2025

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Market Measure is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and JPMorgan Chase & Co.’s credit risk. See “Terms of the Notes” below.

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not previously called
Market Measure:	The Class A common stock of Coinbase Global, Inc., which is the “Underlying Company” (Nasdaq Stock Market symbol: “COIN”)
Coupon Barrier:	$133.23, (50% of the Starting Value)
Threshold Value:	$133.23, (50% of the Starting Value)
Call Value:	$266.46, (100% of the Starting Value)
Contingent Coupon Payments (with Memory):	The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be $0.45625 per unit.
Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	$266.46, which was the Closing Market Price of the Market Measure on the pricing date.
Ending Value:	The Closing Market Price of the Market Measure on the Final Calculation Day multiplied by the Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-30 of the accompanying product supplement.
Observation Value:	The Closing Market Price of the Market Measure on the applicable Coupon Observation Date or Call Observation Date multiplied by the Price Multiplier on that day.
Coupon Observation Dates:	On or about August 18, 2025, November 17, 2025, February 17, 2026, and May 18, 2026 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of the accompanying product supplement.
Call Observation Dates:	The Coupon Observation Dates beginning on August 18, 2025 and ending on February 17, 2026.
Final Calculation Day/Maturity Valuation Period:	May 18, 2026, which is the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Coupon Payment Dates:	Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-29 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.
Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-1

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Market Measure described beginning on PS-42 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement No. EQUITY MLI-1 dated August 6, 2024:

https://www.sec.gov/Archives/edgar/data/19617/000121390024065741/ea178829_424b2.htm

▪	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
▪	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Observation Value of the Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

▪     You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

▪     You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Market Measure is significantly greater than such return.

▪     You are willing to lose up to 100% of the principal amount if the notes are not called.

▪     You are willing to forgo dividends or other benefits of owning shares of the Market Measure.

▪     You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

▪      You anticipate that the Observation Value of the Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

▪      You wish to make an investment that cannot be automatically called prior to maturity.

▪      You seek an uncapped return on your investment.

▪      You seek principal repayment or preservation of capital.

▪      You want to receive dividends or other distributions paid on the Market Measure.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value, Observation Values and Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)	a Starting Value of 100.00;
2)	a Coupon Barrier of 50.00;
3)	a Threshold Value of 50.00;
4)	a Call Value of 100.00;
5)	an expected term of the notes of approximately one year if the notes are not called on any Call Observation Date;
6)	the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.45625 per unit;
7)	the Coupon Observation Dates occurring quarterly beginning approximately three months after the pricing date; and
8)	the Call Observation Dates occurring quarterly beginning approximately three months after the pricing date.

The hypothetical Starting Value of 100.00 for the Market Measure used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Market Measure. For recent actual prices of the Market Measure, see “The Market Measure” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is 40.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not automatically called.

Example 2 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Call Value and the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not automatically called. The Observation Value of the Market Measure on the second Coupon Observation Date is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.45625 x 2 - (ii) $0.00 = $0.9125 per unit

Call Payment on the second Call Payment Date = $10.9125 per unit.

Example 3 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Call Value and the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not automatically called. The Observation Value of the Market Measure on the second Coupon Observation Date is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $0.9125 per unit ($0.45625 x 2 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value of the Market Measure on the third Coupon Observation Date is 75.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.45625 x 3 - (ii) $0.9125 = $0.45625 per unit

Contingent Coupon Payment (with Memory) payable on the third Coupon Payment Date = $0.45625 per unit.

Example 4 - The Observation Value of the Market Measure on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is above the Coupon Barrier but below the Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.45625 per unit is paid on each of the first three Coupon Payment Dates. The Ending Value of the Market Measure is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.45625 = $10.45625 per unit.

Example 5 - The Observation Value of the Market Measure on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is below the Coupon Barrier and the Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first three Coupon Payment Dates. If the Ending

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Value of the Market Measure is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Market Measure is 40.00, the Redemption Amount per unit will be:

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-2 of the prospectus supplement and Annex A of the prospectus addendum identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Your investment in the notes may result in a loss. There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount, depending on the negative performance of the Market Measure as measured from the Starting Value to the Ending Value.
▪	Your investment return will be limited to the return represented by the Contingent Coupon Payments (with Memory), if any, and may be less than a comparable investment directly in the Market Measure. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Market Measure, which may be significant.
▪	Payments on the notes will not reflect changes in the value of the Market Measure other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Threshold Value prior to such Final Calculation Day.
▪	You may not receive any Contingent Coupon Payments (with Memory). Whether or not we pay any Contingent Coupon Payments (with Memory) is linked to the performance of the Market Measure. If the Observation Value is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes. Contingent Coupon Payments (With Memory) should not be viewed as periodic interest payments.
▪	If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.
▪	As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

Valuation- and Market-related Risks

▪	The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this term sheet.
▪	The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this term sheet.

▪	The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this term sheet.
▪	We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

▪	The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Market Measure.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

▪	A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our hedging and trading activities (including trades in shares of the Market Measure) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Underlying Company will have no obligations relating to the notes, and none of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.
▪	You will have no rights (such as voting or dividends) of a holder of the Market Measure and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Underlying Company.
▪	While we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates may from time to time own securities of the Underlying Company, we, JPMorgan Chase & Co., JPMS and MLPF&S and our other and their affiliates do not control the Underlying Company, and have not verified any disclosure made by any other company. You should undertake your own investigation into the Market Measure and its issuer. We are not responsible for the Market Measure issuer’s public disclosure information, whether contained in SEC filings or otherwise.
▪	Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-42 of the accompanying product supplement. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

▪	The Market Measure commenced trading on The Nasdaq Stock Market on April 14, 2021 and therefore has limited historical performance. Accordingly, historical information for the Market Measure is available only since its respective trading commencement date. Past performance should not be considered indicative of future performance.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-61 of the accompanying product supplement.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

The Market Measure

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Market Measure is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Market Measure or to any other securities of the Underlying Company. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete.

Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Market Measure, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Market Measure and therefore could affect your return on the notes. The selection of the Market Measure is not a recommendation to buy or sell the Market Measure.

Coinbase Global, Inc.

Coinbase Global, Inc. provides a platform that serves as an on-ramp to the onchain economy and enables users to engage in a variety of activities with their crypto assets in both proprietary and third-party product experiences enabled by access to decentralized applications. Coinbase Global, Inc. serves customers worldwide. This Market Measure trades on the Nasdaq Stock Market under the symbol "COIN." The company's CIK number is 0001679788.

The following graph shows the daily historical performance of the Market Measure on its primary exchange for the period from April 16, 2021 through the pricing date. The Market Measure commenced trading on The Nasdaq Stock Market on April 14, 2021 and therefore has limited historical performance. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Market Measure was $266.46. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Market Measure.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-10

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Supplement to the Plan of Distribution; Conflicts of Interest

See “Plan of Distribution (Conflicts of Interest)” on page PS-59 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;
•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and
•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-11

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Examples of Hypothetical Payments” in this term sheet for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation- and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this term sheet. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this term sheet.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this term sheet.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Validity of the Notes and Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this term sheet have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-14

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. EQUITY MLI-1. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon Payments (with Memory) as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupon Payments (with Memory) is uncertain, and although we believe it is reasonable to take a position that Contingent Coupon Payments (with Memory) are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-15

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Class A Common Stock of Coinbase Global, Inc., due May 26, 2026

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You should read this term sheet together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This term sheet, together with the documents listed on page TS-4 of this term sheet, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Financial

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-16